Item 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of RiverPark Funds Trust, comprising the RiverPark Focused Value Fund, under the headings “Independent Registered Public Accounting Firm” in both the Prospectus and Statement of Additional Information and “Financial Statements” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 20, 2015